Exhibit 99.1

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	anne-marie.megela@kraftheinz.com

KRAFT HEINZ REPORTS FIRST QUARTER 2024 RESULTS
Reaffirms Full Year Outlook
First Quarter Highlights
•Net sales decreased 1.2%; Organic Net Sales(1) decreased 0.5%
•Gross profit margin increased 240 basis points to 35.0%; Adjusted Gross Profit Margin(1) increased 170 basis points to 34.5%
•Operating Income increased 4.7%; Adjusted Operating Income(1) increased 1.7%
•Diluted EPS was $0.66, down 2.9%; Adjusted EPS(1) was $0.69, up 1.5%

PITTSBURGH & CHICAGO – May 1, 2024 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the first quarter of 2024.
“I’m pleased that our strategic focus on unlocking end-to-end efficiencies and reinvesting in the business to drive sales growth continues to pay off,” said Kraft Heinz CEO Carlos Abrams-Rivera. “Our first quarter results were in line with our expectations, with growth across each of our three strategic pillars – Global Away From Home, Emerging Markets, and North America Retail ACCELERATE Platforms – and continued sequential volume recovery. At the same time, we increased year-over-year operating income in the quarter.
“Our Agile@Scale methodology continues to fuel reinvestment in the business, helping to deliver against our gross efficiency target. These reinvestments are powering innovation, brand superiority, disruptive marketing, sales excellence, and further productivity to drive growth.”
Abrams-Rivera continued, “As a result, we are reiterating our outlook for 2024 and remain confident in our ability to drive profitable growth.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	March 30, 2024	April 1, 2023	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,828	$4,885	(1.2)%	(1.2)%	2.5 pp	(3.7) pp
International Developed Markets	855	860	(0.6)%	(1.3)%	2.5 pp	(3.8) pp
Emerging Markets(a)	728	744	(2.1)%	5.5%	4.1 pp	1.4 pp
Kraft Heinz	$6,411	$6,489	(1.2)%	(0.5)%	2.7 pp	(3.2) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended
	March 30, 2024	April 1, 2023	% Chg vs PY
Gross profit	$2,243	$2,113	6.2%
Operating income/(loss)	1,302	1,243	4.7%
Net income/(loss)	804	837	(3.9)%
Net income/(loss) attributable to common shareholders	801	836	(4.2)%
Diluted EPS	$0.66	$0.68	(2.9)%

Adjusted EPS(1)	0.69	0.68	1.5%
Adjusted Operating Income(1)	$1,265	$1,245	1.7%
Q1 2024 Financial Summary
•Net sales decreased 1.2 percent versus the year-ago period to $6.4 billion, including a negative 0.6 percentage point impact from foreign currency and a negative 0.1 percentage point impact from divestitures. Organic Net Sales(1) decreased 0.5 percent versus the prior year period. Price increased 2.7 percentage points versus the prior year period, with increases in each segment that were primarily driven by list price increases taken to mitigate higher input costs. Volume/mix declined 3.2 percentage points versus the prior year period, with declines in the North America and International Developed Markets segments that were primarily driven by elasticity impacts from pricing actions and the reduction of Supplemental Nutrition Assistance Program (“SNAP”) benefits in the United States, partially offset by volume/mix growth in the Emerging Markets segment.
•Operating Income increased 4.7 percent versus the year-ago period to $1.3 billion, primarily driven by unrealized gains on commodity hedges in the current year compared to unrealized losses on commodity hedges in the prior year and higher Adjusted Operating Income. Adjusted Operating Income(1) increased 1.7 percent versus the year-ago period to $1.3 billion, primarily driven by higher pricing. This more than offset unfavorable volume/mix, investments in marketing, technology, and research and development, and an unfavorable impact from foreign currency (0.5 pp).

•Diluted EPS was $0.66, down 2.9 percent versus the prior year period, primarily driven by a net loss on the sale of businesses in the first quarter of 2024 and higher tax expense. This was partially offset by higher operating income and fewer shares outstanding. Adjusted EPS(1) was $0.69, up 1.5 percent versus the prior year period, primarily driven by higher Adjusted Operating Income and fewer shares outstanding. These factors more than offset higher taxes on adjusted earnings.
•Net cash provided by/(used for) operating activities was $771 million, up 58.6 percent versus the year-ago period. This increase was driven by lower cash outflows in the current year period for inventories, primarily related to stock rebuilding in the prior year, partially offset by higher cash outflows for variable compensation in the current year period compared to the prior year period. Free Cash Flow(1) was $477 million, up 116.8 percent versus the prior year period, driven by the same net cash provided by/(used for) operating activities discussed above. These factors more than offset an increase of $28 million in capital expenditures in the current year.
•Capital Return: The Company paid $486 million in cash dividends and repurchased $329 million of common stock. On Nov. 27, 2023, the Company announced that the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $3.0 billion of the Company’s common stock through Dec. 26, 2026. Of the $329 million shares repurchased in 2024, $150 million were repurchased under the Company’s publicly announced share repurchase program and $179 million were purchased to offset the dilutive effect of equity-based compensation. As of March 30, 2024, the Company had remaining authorization to repurchase $2.6 billion of common stock under the publicly announced share repurchase program.
Outlook
For fiscal year 2024, the Company is reaffirming its outlook for Organic Net Sales(2), Adjusted Operating Income(2), and Adjusted EPS(2). The Company continues to expect:
•Organic Net Sales growth of 0 to 2 percent versus the prior year. The Company expects a positive contribution from price throughout the year, with volumes inflecting positive in the second half of the year.
•Adjusted Operating Income growth of 2 to 4 percent versus the prior year. This is in part driven by expected Adjusted Gross Profit Margin(1)(2) expansion in the range of 50 to 100 basis points versus the prior year, compared to the previous expectation of 25 to 75 basis points versus the prior year.
•Adjusted EPS growth of 1 to 3 percent, or in the range of $3.01 to $3.07. The Company expects an effective tax rate on Adjusted EPS to be in the range of 20 to 22 percent. Additionally, the Company expects an unfavorable impact of approximately $45 million within interest expense and other expense/(income) versus the prior year. This is primarily driven by foreign currency headwinds and debt refinancing at a higher rate. The outlook does not contemplate any potential additional share repurchases in 2024.

End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Adjusted Operating Income, and Adjusted EPS is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's first quarter 2024 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question-and-answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2023 net sales of approximately $27 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “commit,” “continue,” “expect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company's largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the impact of the Company’s share repurchases or any change in the Company’s share repurchase activity; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including inflationary pressures, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide measures of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

		Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$6,411	$6,489
Cost of products sold	4,168	4,376
Gross profit	2,243	2,113
Selling, general and administrative expenses, excluding impairment losses	941	870
Operating income/(loss)	1,302	1,243
Interest expense	226	227
Other expense/(income)	47	(35)
Income/(loss) before income taxes	1,029	1,051
Provision for/(benefit from) income taxes	225	214
Net income/(loss)	804	837
Net income/(loss) attributable to noncontrolling interest	3	1
Net income/(loss) attributable to common shareholders	$801	$836

Basic shares outstanding	1,214	1,226
Diluted shares outstanding	1,223	1,234

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.66	$0.68
Diluted earnings/(loss) per share	0.66	0.68

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
March 30, 2024
North America	$4,828	$2	$—	$4,826
International Developed Markets	855	5	—	850
Emerging Markets	728	(15)	9	734
Kraft Heinz	$6,411	$(8)	$9	$6,410

April 1, 2023
North America	$4,885	$—	$—	$4,885
International Developed Markets	860	—	—	860
Emerging Markets	744	30	18	696
Kraft Heinz	$6,489	$30	$18	$6,441

Year-over-year growth rates
North America	(1.2)%	0.0 pp	0.0 pp	(1.2)%	2.5 pp	(3.7) pp
International Developed Markets	(0.6)%	0.7 pp	0.0 pp	(1.3)%	2.5 pp	(3.8) pp
Emerging Markets	(2.1)%	(6.3) pp	(1.3) pp	5.5%	4.1 pp	1.4 pp
Kraft Heinz	(1.2)%	(0.6) pp	(0.1) pp	(0.5)%	2.7 pp	(3.2) pp

	Schedule 3
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023
Operating income/(loss)	$1,302	$1,243
Restructuring activities	(3)	(10)
Unrealized losses/(gains) on commodity hedges	(34)	11
Certain non-ordinary course legal and regulatory matters	—	1
Adjusted Operating Income	$1,265	$1,245

Segment Adjusted Operating Income:
North America	$1,215	$1,209
International Developed Markets	136	107
Total Segment Adjusted Operating Income	1,351	1,316
Emerging Markets Segment Adjusted Operating Income(a)	82	101
General corporate expenses	(168)	(172)
Adjusted Operating Income	$1,265	$1,245
(a)    Emerging Markets represents the aggregation of our WEEM and AEM operating segments.

			Schedule 4
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
March 30, 2024
North America	$1,215	$1	$1,214
International Developed Markets	136	4	132
Emerging Markets	82	(5)	87
General corporate expenses	(168)	(1)	(167)
Kraft Heinz	$1,265	$(1)	$1,266

April 1, 2023
North America	$1,209	$—	$1,209
International Developed Markets	107	—	107
Emerging Markets	101	6	95
General corporate expenses	(172)	—	(172)
Kraft Heinz	$1,245	$6	$1,239

Year-over-year growth rates
North America	0.4%	0.0 pp	0.4%
International Developed Markets	27.7%	3.8 pp	23.9%
Emerging Markets	(18.4)%	(9.0) pp	(9.4)%
General corporate expenses	(2.7)%	0.7 pp	(3.4)%
Kraft Heinz	1.7%	(0.5) pp	2.2%

										Schedule 5
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,243	$941	$1,302	$226	$47	$1,029	$225	$804	$3	$801	$0.66
Items Affecting Comparability
Restructuring activities	1	4	(3)	—	—	(3)	(1)	(2)	—	(2)	—
Unrealized losses/(gains) on commodity hedges	(34)	—	(34)	—	—	(34)	(8)	(26)	—	(26)	(0.02)
Losses/(gains) on sale of business	—	—	—	—	(80)	80	12	68	—	68	0.05
Nonmonetary currency devaluation	—	—	—	—	(3)	3	—	3	—	3	—
Adjusted Non-GAAP Results	$2,210		$1,265					$847			$0.69

										Schedule 6
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	April 1, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,113	$870	$1,243	$227	$(35)	$1,051	$214	$837	$1	$836	$0.68
Items Affecting Comparability
Restructuring activities	6	16	(10)	—	(2)	(8)	(1)	(7)	—	(7)	(0.01)
Unrealized losses/(gains) on commodity hedges	11	—	11	—	—	11	2	9	—	9	0.01
Certain non-ordinary course legal and regulatory matters	—	(1)	1	—	—	1	—	1	—	1	—
Losses/(gains) on sale of business	—	—	—	—	(1)	1	—	1	—	1	—
Nonmonetary currency devaluation	—	—	—	—	(3)	3	—	3	—	3	—
Adjusted Non-GAAP Results	$2,130		$1,245					$844			$0.68

		Schedule 7
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023
Adjusted Gross Profit	$2,210	$2,130
Net sales	6,411	6,489

Adjusted Gross Profit Margin	34.5%	32.8%

		Schedule 8
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.82	$0.81	$0.01
Interest expense	(0.15)	(0.15)	—
Other expense/(income)	0.02	0.02	—
Effective tax rate	(0.01)	—	(0.01)
Effect of share repurchases	0.01	—	0.01
Adjusted EPS	$0.69	$0.68	$0.01
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended March 30, 2024 and $0.04 for three months ended April 1, 2023.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended March 30, 2024 and $0.01 for three months ended April 1, 2023.

	Schedule 9
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	March 30, 2024	December 30, 2023
ASSETS
Cash and cash equivalents	$1,626	$1,400
Trade receivables, net	2,216	2,112
Inventories	3,578	3,614
Prepaid expenses	292	234
Other current assets	521	566
Assets held for sale	—	3
Total current assets	8,233	7,929
Property, plant and equipment, net	7,036	7,122
Goodwill	30,390	30,459
Intangible assets, net	42,296	42,448
Other non-current assets	2,354	2,381
TOTAL ASSETS	$90,309	$90,339
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$—	$—
Current portion of long-term debt	622	638
Trade payables	4,421	4,627
Accrued marketing	749	733
Interest payable	304	258
Other current liabilities	1,475	1,781
Total current liabilities	7,571	8,037
Long-term debt	19,923	19,394
Deferred income taxes	10,220	10,201
Accrued postemployment costs	140	143
Long-term deferred income	1,414	1,424
Other non-current liabilities	1,353	1,418
TOTAL LIABILITIES	40,621	40,617
Redeemable noncontrolling interest	35	34
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,050	52,037
Retained earnings/(deficit)	1,680	1,367
Accumulated other comprehensive income/(losses)	(2,669)	(2,604)
Treasury stock, at cost	(1,551)	(1,286)
Total shareholders' equity	49,522	49,526
Noncontrolling interest	131	162
TOTAL EQUITY	49,653	49,688
TOTAL LIABILITIES AND EQUITY	$90,309	$90,339

	Schedule 10
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$804	$837
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	230	220
Amortization of postemployment benefit plans prior service costs/(credits)	(3)	(3)
Divestiture-related license income	(14)	(13)
Equity award compensation expense	31	31
Deferred income tax provision/(benefit)	1	(3)
Postemployment benefit plan contributions	(5)	(6)
Goodwill and intangible asset impairment losses	—	—
Nonmonetary currency devaluation	3	3
Loss/(gain) on sale of business	80	1
Loss/(gain) on extinguishment of debt	—	—
Other items, net	(14)	29
Changes in current assets and liabilities:
Trade receivables	(145)	(151)
Inventories	(56)	(406)
Accounts payable	(49)	(32)
Other current assets	(32)	(53)
Other current liabilities	(60)	32
Net cash provided by/(used for) operating activities	771	486
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(294)	(266)
Payments to acquire business, net of cash acquired	—	—
Proceeds from sale of business, net of cash disposed and working capital adjustments	(3)	—
Other investing activities, net	10	2
Net cash provided by/(used for) investing activities	(287)	(264)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(1)	(1)
Proceeds from issuance of long-term debt	593	—
Dividends paid	(486)	(491)
Repurchases of common stock	(329)	(22)
Other financing activities, net	(16)	75
Net cash provided by/(used for) financing activities	(239)	(439)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(21)	4
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	224	(213)
Balance at beginning of period	1,404	1,041
Balance at end of period	$1,628	$828

	Schedule 11
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 30, 2024	April 1, 2023
Net cash provided by/(used for) operating activities	$771	$486
Capital expenditures	(294)	(266)
Free Cash Flow	$477	$220

Adjusted Net Income/(Loss)	$847	$844
Free Cash Flow Conversion	56%	26%